Exhibit 10.30

[Semtech letterhead]

March 28, 2007

David G. Franz, Jr.

[home address]

Re:	Stock Options

Dear David:

As I believe you are aware, the Board of Directors constituted a Special Litigation Committee (the “SLC”) which has been charged with looking into various matters in connection with the Company’s stock option investigation. Specifically, the SLC was asked to determine what actions, if any, should be taken relative to certain former officers of the Company who were found by the Special Committee of the Board (the “Special Committee”) to have engaged in culpable conduct.

The SLC, pursuant to the authority vested in it by the Board, has made a determination with respect to stock options that were granted to you. In light of your conduct, as determined by the Special Committee, the SLC has directed that one of your grants be cancelled and that your remaining options that are vested and outstanding be repriced using the market price on the revised measurement dates determined by the Company.

Accordingly, as of this date

1.	the 140,000 split-adjusted options referenced in your October 14, 1998 award agreement are cancelled (although we note they have already lapsed), and

2.	the 240,000 split-adjusted options referenced in your November 13, 1997 award agreement are repriced as follows.

You are aware from our prior correspondence to you that all of your options would lapse 30 days after your January 22, 2007 resignation of employment. However, options granted under Semtech’s 1994 Long-Term Incentive Plan are subject to a 90 day post-termination exercise period. Consequently, the options referenced in your November 13, 1997 award agreement will not lapse until April 22, 2007.

Instead of the stated split-adjusted exercise price of $5.31 per share, the exercise price of the 240,000 options (split-adjusted) outstanding under your November 13, 1997 award agreement is adjusted to $6.59 per share.

All other options granted to you by Semtech have either expired or lapsed.

Any inquiry on this matter should be directed by your counsel to Tom Zaccaro of Paul, Hastings, counsel to the Company, at (213) 683-6285.

Very truly yours,

/s/    MOHAN MAHESWARAN

Mohan Maheswaran

President & CEO